Exhibit 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31

	2002	2001

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$32,706	$20,236
Accounts receivable, net	3,909	5,710
Receivables from sales representatives	3,241	709
Receivables from related party sales representatives	—	2,900
Inventory of paper	525	856
Prepaid expenses and other current assets	1,215	1,122

Total Current Assets	41,596	31,533

Property and equipment, net	15,336	19,058
Intangible assets, net	—	3
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,626	1,709
Other assets	1,151	1,199

Total Assets	$59,809	$53,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,910	$3,625
Deferred income and customer prepayments	18,736	17,122
Accrued liabilities	5,101	5,127
Income taxes payable	193	164

Total Current Liabilities	26,940	26,038

Liabilities for incentive and bonus plans	1,250	1,434
Amount due to parent company	11,404	11,404
Minority interest	2,683	2,515
Deferred tax liability	857	610

Total Liabilities	43,134	42,001

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,308,949 (2001: 26,303,949) shares issued and outstanding	263	263
Additional paid in capital	80,461	80,196
Retained deficit	(58,961)	(61,987)
Less: Unearned compensation	(5,088)	(6,871)

Total shareholders’ equity	16,675	11,601

Total liabilities and shareholders’ equity	$59,809	$53,602

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30		September 30

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online services (Note 1)	$13,010	$13,596	$38,661	$41,965
Other media services (Note 1)	9,119	9,770	26,144	29,335
Miscellaneous	157	193	477	599

	22,286	23,559	65,282	71,899
Operating Expenses:
Sales (Note 1)	7,572	7,722	22,233	24,296
Circulation	2,778	2,761	8,741	8,883
General and administrative	7,564	7,783	22,005	26,083
Online services development	1,400	1,677	4,085	6,989
Non-cash compensation expense (Note 2)	651	494	1,999	1,965
Amortization of intangibles/Software development cost	983	869	2,715	2,607

Total Operating Expenses	20,948	21,306	61,778	70,823

Income/(Loss) from Operations	1,338	2,253	3,504	1,076

Interest expense	—	(37)	—	(164)
Interest income	134	73	230	293
Foreign exchange gains (losses), net	(229)	(333)	57	(418)
Write-down of investment	—	(900)	—	(1,150)

Income/(Loss) before Income Taxes	1,243	1,056	3,791	(363)
Income Tax Provision	(120)	(258)	(597)	(862)

Net Income/(Loss) before minority interest	$1,123	$798	$3,194	$(1,225)

Equity in income of affiliate	—	$51	—	$51
Minority interest	$(81)	$(50)	$(168)	$(40)

Net Income/(Loss)	$1,042	$799	$3,026	$(1,214)

Retained earnings/(deficit) brought forward			$(61,987)	$(62,762)

Retained earnings/(deficit) carried forward			(58,961)	(63,976)

Basic and diluted net income/(loss) per share	$0.04	$0.03	$0.12	$(0.05)

Share used in basic and diluted net income per share calculations	26,308,949	26,303,949	26,307,887	26,303,949

Notes:	1.	As of December 31, 2001, the Company adopted the Emerging Issues Task Force Issue No. 00-14, “Accounting for Certain Sales Incentives” (EITF 00-14). EITF 00-14 stipulates that the reduction in the selling price of the product or service resulting from any cash sales incentive should be classified as a reduction of revenue. The adoption of this EITF resulted in the Company reclassifying certain sales incentives from a sales expense to a reduction of revenue for the period of three months and nine months ended September 30, 2001. This reclassification represented less than 3% of revenues for the said periods and did not impact net income.

	2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended September 30		Nine months ended September 30

	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$115	$13	$394	$254
Circulation	61	(38)	217	49
General and administrative	358	386	961	1,236
Online services development	117	133	427	426

	$651	$494	$1,999	$1,965

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30

	2002	2001

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income/(Loss)	$3,026	$(1,214)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,695	6,695
Profit on sale of property and equipment	—	35
Accretion of U.S. Treasury strips zero % coupons	(77)	(93)
Bad debt expense	587	922
Non-cash compensation expense	1,999	1,965
Write-down of investment	—	1,150
Income attributable to minority shareholder	168	40
Equity in income of affiliate	—	(51)
Property and equipment written off	152	23

	12,550	9,472
Changes in assets and liabilities:
Accounts receivables	1,214	807
Receivables from sales representatives	(2,532)	288
Receivables from related party sales representatives	2,900	(57)
Inventory of paper	331	124
Prepaid expenses and other current assets	(93)	(633)
Long term assets	48	221
Accounts payable	(715)	(2,341)
Accrued liabilities and liabilities for incentive and bonus plans	(210)	478
Deferred income and customer prepayments	1,614	910
Tax liability	276	285

Net cash provided by operating activities	15,383	9,554

Cash flows from investing activities:
Purchase of property and equipment	(3,123)	(3,735)
Proceeds from sales of property and equipment	—	309
Proceeds from matured bonds	160	170

Net cash used for investing activities	(2,963)	(3,256)

Cash flows from financing activities:
Repayment of short-term borrowings	—	(3,000)
Amount received towards directors stock option plan	50	164

Net cash generated (used for) from financing activities	50	(2,836)

Net increase in cash and cash equivalents	12,470	3,462
Cash and cash equivalents, beginning of the year	20,236	12,727

Cash and cash equivalents, end of the period	32,706	16,189

Supplemental cash flow disclosures:
Income tax paid	$321	$577
Interest paid	—	163